EXHIBIT 10.18

Summary Plan Description for the

Coca-Cola Enterprises

Executive Long-Term Disability Plan

The Coca-Cola Enterprises Executive Long-Term Disability Plan (the “Executive LTD Plan” or “Plan) is an insured disability plan funded by an individual disability income (“IDI”) insurance policy issued to each eligible executive. The Executive LTD Plan provides an enhanced level of long-term disability insurance coverage (over and above that provided under the Coca-Cola Enterprises Group Long-Term Disability Plan (the “LTD Plan”)) for certain executive employees.

ELIGIBILITY

You will be notified by the Plan Administrator if you are eligible to participate in the Executive LTD Plan. Participation is generally limited to those executives whose base salaries would cause them to be subject to certain benefit limitations imposed under the LTD Plan.

EXECUTIVE LTD PLAN COVERAGE

The LTD Plan provides a monthly disability benefit of up to 60% of your salary (up to 70% of salary for participants who elect supplemental coverage). However, the maximum monthly LTD Plan benefit is limited to $10,000 (even for participants who elect supplemental coverage). The Executive LTD Plan provides for an additional monthly disability benefit of up to approximately 10% of salary, with a maximum monthly benefit of $5,000. Therefore, the LTD Plan and Executive LTD Plan provide for a combined monthly benefit of up to $15,000.

EFFECT ON SUPPLEMENTAL LTD PLAN COVERAGE

Your Executive LTD Plan coverage replaces the supplemental LTD Plan coverage. If your participation in the Executive LTD Plan terminates and you continue to be employed by the Company, you may again be eligible to participate in the supplemental LTD Plan coverage.

IDI INSURANCE POLICY

Your coverage under the Executive LTD Plan is provided through an IDI insurance policy issued directly to you by the Insurance Company, rather than through a group insurance policy issued to the Company.

REQUIREMENTS FOR PARTICIPATION

Once you have been notified of your initial eligibility for participation in the Executive LTD Plan, the Plan Administrator will provide you with a policy application. You must complete and return the application, within the time period and in the manner specified by the Plan Administrator, in order to participate in the Executive LTD Plan. The Plan Administrator will advise you of any additional information that is required for you to continue participation in the Executive LTD Plan in subsequent years (for example, the Insurance Company may require a new application if you are eligible for an increase in the benefit amount due to an increase in your base salary).

DETERMINATION OF BENEFITS

Your benefits will be determined according to the terms of the IDI insurance policy issued to you by the Insurance Company. Generally, your combined disability benefits under the LTD Plan and the Executive LTD Plan will be up to approximately 70% of your salary, subject to the $15,000 monthly benefit limit described above. Please note that your maximum monthly total disability benefit provided under the IDI policy issued by the Insurance Company is specified on the Policy Schedule included with your policy.

WHEN COVERAGE UNDER THE EXECUTIVE LTD PLAN ENDS

Your participation in the Executive LTD Plan will terminate, and your IDI insurance policy will cease to be part of the Executive LTD Plan, if (a) your base salary falls below the minimum level established by the Plan Administrator for participation in the Executive LTD Plan or (b) you cease to be eligible to participate in the LTD Plan. The Plan Administrator will notify you if your participation in the Executive LTD Plan terminates. Following the termination of your participation in the Executive LTD Plan, the Insurance Company will notify you of your options for, and the costs associated with, continuing coverage under your IDI insurance policy outside the Executive LTD Plan. Note that you will be required to pay the full policy premium for any continued coverage under your IDI insurance policy.

PLAN INFORMATION

PLAN SPONSOR

Coca-Cola Enterprises Inc.

2500 Windy Ridge Parkway, Suite 700

Atlanta, GA 30339

(770) 989-3000

PLAN NUMBER/EIN

The number assigned to the Executive LTD Plan by the Plan Sponsor is 510. The federal employer identification number assigned to the Plan Sponsor is 58-0503352.

PLAN ADMINISTRATOR

The Welfare Benefits Committee

Coca-Cola Enterprises Inc.

2500 Windy Ridge Parkway, Suite 700

Atlanta, GA 30339

(770) 989-3000

The Welfare Benefits Committee, as Plan Administrator, has discretionary authority to make the final determinations on questions of your eligibility under the Executive LTD Plan.

INSURANCE COMPANY

The Insurance Company has the discretionary authority to construe the terms of the Executive LTD Plan to interpret the meaning of any provisions that relate to IDI insurance benefits which are ambiguous and to make factual determinations concerning IDI insurance benefits. The Insurance Company is responsible for making the final determination with respect to the payment of benefits under the Executive LTD Plan. The Insurance Company’s address is:

UnumProvident Corporation: Provident Life and Accident Insurance Company

1 Fountain Square

Chattanooga, TN 37402

(423) 755-1011

LEGAL PROCESS

Legal process may be served on the Plan Administrator at the address noted above.

PLAN YEAR

The plan year for the Executive LTD Plan is January 1 through December 31.

GOVERNING DOCUMENTS

This summary plan description is intended to provide a summary explanation of your benefits. The IDI insurance policy issued by the Insurance Company (together with any criteria adopted by the Insurance Company for purposes of determining eligibility for benefits under the policy) and this summary plan description govern the administration of, and are the legally governing instruments in determining all rights and obligations under, the Executive LTD Plan. In the event of a conflict between this summary plan description and the IDI insurance policy through which claims are insured, the terms of the IDI insurance policy will control.

PLAN FUNDING

Disability insurance coverage under the Executive LTD Plan is funded through IDI insurance policies issued by the Insurance Company.

RIGHTS TO EMPLOYMENT

The existence of the Executive LTD Plan does not affect the employment rights of an employee or the rights of the Company to discharge an employee.

RIGHT TO AMEND OR TERMINATE

The Plan Sponsor intends to sponsor the Executive LTD Plan indefinitely, but reserves the right to amend, suspend, or terminate the Executive LTD Plan at any time for any reason.

APPEALING A CLAIM FOR BENEFITS

If you have any questions or problems concerning any of your benefits or making an application for benefits, please contact OneSource at 888-833-2653. In most cases, this is all you will have to do to have your question answered or problem solved. Any appeal related to a person’s eligibility under the Executive LTD Plan or issues related to enrollment, must be made in writing to the Plan Administrator. However, the appeal process with respect to the payment of claims for benefits is handled differently, as described below.

The Insurance Company will provide you with written notice, usually within 45 days, if your claim or any part of a claim for benefits under the Executive LTD Plan has been denied. The notice will include the specific reason(s) for the denial and reference to the pertinent plan provision(s) on which the denial was based. The Insurance Company may extend the 45-day determination period for up to two additional 30-day periods if it notifies you, prior to the expiration of the determination period or the first 30-day extension period, as applicable, that an extension is necessary due to matters beyond its control. If the Insurance Company cannot make its decision within these time periods due to lack of information, it will request the necessary information from you and give you at least 45 days within which to provide it. The applicable review period will be tolled until the Insurance Company receives the requested information.

If your claim is denied, in whole or in part (or if you have not received written notification regarding your initial claim within 45 days after your claim is received), you may request to have the claim reviewed. Any requests for review must be made in writing within 180 days after your receipt of written notice of denial of your claim and must be sent to the Insurance Company at the address provided above. As part of your request for review, you may submit written comments, documents, records, and other information relevant to your claim. If you request, you will be provided reasonable access to, or copies of, documents, records, and other information relevant to your claim.

If you request a review, your application will be considered by the Insurance Company without regard to its initial determination. All documents, records, and other information you submit in connection with your request for review will be reviewed, without regard to whether such information was submitted or considered in the initial determination. You will be notified of the review decision no later than 45 days after your application is received for review, unless an extension is required because of special circumstances. If an extension is required, the Insurance Company will, prior to the expiration of the initial 45-day review period, identify the special circumstances and provide you with a date by which it expects to render its decision, which will be as soon as possible, but no later than 90 days after you filed your request for review. If the Insurance Company cannot make its decision upon review within these time periods due to lack of information, it will request the necessary information from you and give you at least 45 days within which to provide it. The 45-day review period will be tolled until the Insurance Company receives the requested information. If the decision upon review is unfavorable, the notification you receive will include, among other things, an explanation of the reasons for the denial and the plan document provisions on which the decision was based.

The Welfare Benefits Committee may be contacted to provide assistance in an appeal of an Insurance Company decision, but the Insurance Company has the final discretionary authority to make determinations concerning the payment of benefits.

Note: You must exhaust the Executive LTD Plan’s claim and appeal procedures before pursuing legal action with respect to a claim under the Executive LTD Plan. No legal action may be brought with respect to a claim for Executive LTD Plan benefits unless such action is filed within 2 years from the date of the event giving rise to that claim.

ERISA RIGHTS

You are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all Plan participants shall be entitled to:

RECEIVE INFORMATION ABOUT YOUR PLAN AND BENEFITS

Examine, without charge, at the Plan Administrator’s office, all Plan documents, and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor.

Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including insurance contracts and copies of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and an updated summary plan description. The Plan Administrator may make a reasonable charge for copying documents.

Receive a summary of the Plan’s annual financial report. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

PRUDENT ACTIONS BY PLAN FIDUCIARIES

In addition to creating rights for plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

ENFORCE YOUR RIGHTS

If your claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or federal court.

If it should happen that the Plan’s fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

ASSISTANCE WITH YOUR QUESTIONS

If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Ave., NW, Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the Employee Benefits Security Administration’s publications hotline.

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